Media Contact:	Bunge News Bureau Bunge 636-292-3022 news@bunge.com

Investor Contact:	Ruth Ann Wisener Bunge Limited 636-292-3014 Ruthann.wisener@bunge.com

Bunge Announces All of its Preferred Shares to Convert Into Common Shares

St. Louis, MO – March 18, 2022 – Bunge Limited (NYSE: BG) announced today that all issued and outstanding shares of its 4.875% cumulative convertible perpetual preference shares (CUSIP G16962204) will automatically convert into common shares of the Company, par value US$0.01 per share. The conversion reflects Bunge’s strong share price performance in recent months, increases the common shares public float, and as a result simplifies and strengthens the company’s capital structure. The conversion process will be completed on March 23, 2022. No action by holders of preferred shares is required.

In accordance with the certificate of designation governing the preferred shares, the conversion was ultimately triggered by the closing price of $104.91 of the common shares on the NYSE on March 18, 2022. This date marked the 20th trading day in the previous 30 trading days that the closing common share price exceeded 130% of the conversion price, triggering the Company’s right, at its option, to mandatorily convert the preferred shares. The conversion price was adjusted from $78.1322 to $77.8482 on February 16, 2022.

Each preferred share will automatically convert into 1.2846 common shares. Currently, there are approximately 6,898,268 preferred shares issued and outstanding prior to the conversion, which will result in the issuance of approximately 8,861,515 new common shares. Currently, there are approximately 142,731,878 common shares issued and outstanding.

As a result of the conversion, no preferred shares will be issued or outstanding, and all rights of the former holders of preferred shares will terminate. Dividends on preferred shares to be converted will cease to accrue on March 23, 2022. Accordingly, holders of preferred shares will not be entitled to receive the $1.21875 per share dividend declared by the Company in respect of preferred shares on February 23, 2022 and payable to holders of record on May 15, 2022. After the conversion date, current holders of preferred shares will be entitled to receive the $0.525 per share dividend declared by the Company with respect to the common shares on February 23, 2022, but only to the extent such holder remains a holder of record of common shares on May 19, 2022.

About Bunge

At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to put quality food on the table, increase sustainability where we operate, strengthen global food security, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to improve the productivity and environmental efficiency of agriculture across our value chains and to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to create and reimagine the future of food, developing tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company is headquartered in St. Louis, Missouri, and we have almost 23,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.
Website Information

We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.